Exhibit 99.1

BED BATH & BEYOND INC. REPORTS FISCAL 2022 FIRST QUARTER RESULTS (ENDING MAY 28th, 2022)

Net Sales of $1,463M; Comparable Sales of (23)% Consistent with Early Quarter Trends as Previously Shared
GAAP Gross Margin of 23.9%; Adjusted Gross Margin of 23.8% including 840bps Impact from Transient Costs Related to Inventory Markdown Reserves and Port-Related Supply Chain Fees
Excluding the Two Aforementioned Impacts, Q1 Adjusted Gross Margin of 32.2%
Announcing Aggressive Actions on Inventory, Cost and Capex

UNION, New Jersey, June 29, 2022 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the first quarter of Fiscal 2022 ended May 28, 2022.

	Reported (GAAP)			Adjusted[2]
($ in millions, except per share data)	Three months ended			Three months ended
	May 28, 2022	May 29, 2021	Diff	May 28, 2022	May 29, 2021	Diff
Net Sales	$1,463	$1,954	(25)%	$1,463	$1,954	(25)%
Comparable[1] Sales						(23)%
Gross Margin	23.9%	32.4%	-850bps	23.8%	34.9%	-1,110bps

SG&A Margin	43.6%	33.7%	990bps	43.6%	33.7%	990bps
Net (Loss) Income	$(358)	$(51)	$(307)	$(225)	$5	$(230)
Adjusted[2] EBITDA				$(224)	$86	$(310)
Adjusted[2] EBITDA Margin				(15.3)%	4.4%	-1,970bps
EPS - Diluted	$(4.49)	$(0.48)	$(4.01)	$(2.83)	$0.05	$(2.88)

As announced earlier today in a separate press release, Sue Gove has been named Interim Chief Executive Officer, replacing Mark Tritton, who will leave his role as President and Chief Executive Officer and as a member of the Board.

Ms. Gove commented, “I step into this role keenly aware of the macro-economic environment. In the quarter there was an acute shift in customer sentiment and, since then, pressures have materially escalated. This includes steep inflation and fluctuations in purchasing patterns, leading to significant dislocation in our sales and inventory that we will be working to actively resolve. The simple reality though is that our first quarter’s results are not up to our expectations, nor are they reflective of the Company’s true potential. The initiatives we are instituting today are just the first steps in putting our business on firm footing to drive our future success. I look forward to working with the Board, the management team, and our Associates to immediately address our supply chain challenges, market share recapture, inventory and cash optimization, and cost structure alignment.”

Q1 Highlights

•	Net Sales of $1,463M declined (25)%, reflecting a Comparable[1] Sales decline of (23)% and (2)% related to the impact from fleet optimization activity

▪	Bed Bath & Beyond banner Comparable[1] Sales decline of (27)% reflecting rapid shift in consumer spending patterns and declining demand in Home sector

▪	buybuy BABY Comparable[1] Sales of down mid-single digits commensurate with current market decline; Market share remains stable

•	GAAP Gross Margin of 23.9%; Adjusted[2] Gross Margin of 23.8%

▪	Adjusted[2] Gross Margin reflects 840bps of negative transient costs vs. Q1 2021

▪	Transient costs reflect the impact of an inventory markdown reserve of (620bps) and supply chain-related port fees of (220bps)

▪	Excluding the aforementioned 840bps of transient costs, Q1 Adjusted[2] Gross Margin of 32.2%

•	Cash Flow from Operations of approximately $(0.4) billion, Cash Flow from Investing Activities of $(0.1) billion and Cash Flow from Financing Activities of $0.2 billion

Fiscal 2022 First Quarter Results (ending May 28, 2022)

Net sales of $1,463M declined (25)%, reflecting a Comparable1 Sales decline of (23)% and (2)% related to the impact from fleet optimization activity.

•	By channel, Comparable[1] Sales declined (24)% in Stores and (21)% in Digital versus the fiscal 2021 first quarter.

•
Bed Bath & Beyond banner Comparable[1] Sales decreased (27)% compared to the prior year period.  Results exclude the impact from the Company’s previously announced store fleet optimization program, which began in the second half of fiscal 2020.

•	The buybuy BABY banner Comparable[1] Sales decreased in the mid-single digits compared to the Fiscal 2021 first quarter consistent with market trends.

GAAP Gross Margin was 23.9% for the quarter. Excluding special items, Adjusted2 Gross Margin was 23.8%, inclusive of transient costs associated with a 620 basis point negative impact from markdown inventory reserves and 220 basis point negative impact from supply chain-related port fees compared to last year.  Excluding the aforementioned 840 basis points of transient costs, Q1 Adjusted2 Gross Margin was 32.2%.  The Company is proactively working with suppliers to adjust future inventory receipts and accelerating markdowns in order to right-size inventory levels commensurate with the declining sales trends.

SG&A expense on both a GAAP and Adjusted2 basis remain at lower levels compared to the prior year period, primarily due to cost reductions and lower rent and occupancy expenses on a lower store base following the Company’s fleet optimization program.  SG&A Margin for the quarter increased on a GAAP and Adjusted2 basis versus last year due to lower Net Sales. Bed Bath & Beyond is in the midst of further refining its supply chain infrastructure and adjusting cost structure to reflect lower sales levels. At the same time, the Company is pausing its new store and remodel programs for the remainder of fiscal 2022 which is expected to reduce its Fiscal 2022 planned capital expenditures by a minimum of approximately $100 million to $300 million from a prior expectation of approximately $400 million.

Adjusted2 EBITDA for the period was ($224) million reflecting lower Net Sales and lower Adjusted2 Gross Margin.

Net Loss per diluted share of ($4.49) for the quarter reflected approximately $1.66 of special items for the quarter. Excluding special items, Adjusted2 Net Loss per diluted share was ($2.83). Special items during the first quarter included restructuring and costs associated with the Company’s transformation initiatives.  Adjusted2 Net Loss per diluted share also reflects an income tax benefit on the Company’s Adjusted2 Pre-Tax Loss.

During the quarter, the Company reported operating cash flow of approximately $(0.4) billion. Investing cash flow of $(0.1) billion was primarily driven by planned capital expenditures in connection with store remodels, supply chain and information technology systems.

Cash, cash equivalents, restricted cash and investments totaled approximately $0.2 billion in the Fiscal 2022 first quarter. Total Liquidity3 was approximately $0.9 billion as of the Fiscal 2022 first quarter, including the Company’s asset based revolving credit facility less borrowings of $0.2 billion.

Fiscal 2022 Outlook Commentary

At this time, the Company is providing the following outlook parameters for Fiscal 2022:

–	Sequential Comparable[1] Sales recovery to occur in the second half of Fiscal 2022 versus the first half of Fiscal 2022 driven by inventory optimization plans, including incremental clearance activity

–	Adjusted[2] SG&A expense for Fiscal 2022 below last year, reflecting aggressive actions to align cost structure to sales

–	Capital Expenditures of approximately $300 million (from $400 million previously) for Fiscal 2022, reflecting a minimum reduction of $100 million

The Company will provide further commentary and context for its Fiscal 2022 outlook during its conference call as well as in its investor presentation available on the investor relations section of the Company’s website at http://bedbathandbeyond.gcs-web.com/investor-relations.

Fiscal 2022 First Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s Fiscal 2022 first quarter conference call with analysts and investors will be held today at 8:15am EDT and may be accessed by dialing 1-404-400-0571, or if international, 1-866-374-5140, using conference ID number 80961020#. A live audio webcast of the conference call, along with the earnings press release, investor presentation and supplemental financial disclosures, will also be available on the investor relations section of the Company’s website at http://bedbathandbeyond.gcs-web.com/investor-relations. The webcast will be available for replay after the call.

The Company has also made available an Investor Presentation on the investor relations section of the Company’s website at http://bedbathandbeyond.gcs-web.com/events-and-presentations.

(1)
Comparable Sales reflects the year-over-year change in sales from the Company’s retail channels, including stores and digital, that have been operating for twelve full months following the opening period (typically six to eight weeks). Comparable Sales excludes the impact of the Company’s store network optimization program.

(2)
Adjusted items refer to comparable sales as well as financial measures that are derived from measures calculated in accordance with GAAP, which have been adjusted to exclude certain items. Adjusted Gross Margin, Adjusted SG&A, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS - Diluted are non-GAAP financial measures.  For more information about non-GAAP financial measures, see “Non-GAAP Information” below.

(3)	Total Liquidity includes cash & investments and availability under the Company’s asset-based revolving credit facility.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets.  Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, facevalues.com, and decorist.com. As of May 28, 2022, the Company had a total of 955 stores, including 769 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 135 buybuy BABY stores and 51 stores under the names Harmon, Harmon Face Values or Face Values. During the Fiscal 2022 first quarter, the Company opened 5 buybuy BABY stores. Additionally during the fiscal 2022 first quarter, the Company closed 3 stores including 2 Bed Bath & Beyond stores and 1 Harmon store. The joint venture to which the Company is a partner operates 12 stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA margin, adjusted gross margin, adjusted SG&A, adjusted net earnings per diluted share, and free cash flow. Non-GAAP information is intended to provide visibility into the Company’s core operations and excludes special items, including non-cash impairment charges related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, charges recorded in connection with the restructuring and transformation initiatives, which includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company’s fleet optimization and the income tax impact of these items. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results. For a reconciliation to the most directly comparable US GAAP measures and certain information relating to the Company’s use of Non-GAAP financial measures, see “Non-GAAP Financial Measures” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 including, but not limited to, our progress and anticipated progress towards our long-term objectives, as well as more generally the status of our future liquidity and financial condition and our outlook for our 2022 Fiscal second quarter and 2022 Fiscal year. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. Our actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the recent supply chain disruptions, labor shortages, wage pressures, rising inflation and the ongoing military conflict between Russia and Ukraine; a challenging overall macroeconomic environment and a highly competitive retailing environment; risks associated with the ongoing COVID-19 pandemic and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our and governmental actions taken in response to these risks; changing consumer preferences, spending habits and demographics; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by us; challenges in executing our omni-channel and transformation strategy, including our ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets we serve; our ability to successfully execute our store fleet optimization strategies, including our ability to achieve anticipated cost savings and to not exceed anticipated costs; our ability to execute on any additional strategic transactions and realize the benefits of any acquisitions, partnerships, investments or divestitures; disruptions to our information technology systems, including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; damage to our reputation in any aspect of our operations; the cost of labor, merchandise, logistical costs and other costs and expenses; potential supply chain disruption due to trade restrictions or otherwise, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; inflation and the related increases in costs of materials, labor and other costs; inefficient management of relationships and dependencies on third-party service providers; our ability to attract and retain qualified employees in all areas of the organization; unusual weather patterns and natural disasters, including the impact of climate change; uncertainty and disruptions in financial markets; volatility in the price of our common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on our capital allocation strategy; changes to statutory, regulatory and other legal requirements or deemed noncompliance with such requirements; changes to accounting rules, regulations and tax laws, or new interpretations of existing accounting standards or tax laws; new, or developments in existing, litigation, claims or assessments; and a failure of our business partners to adhere to appropriate laws, regulations or standards. Except as required by law, we do not undertake any obligation to update our forward-looking statements.

Contacts

INVESTOR CONTACT: Susie Kim, IR@bedbath.com

MEDIA CONTACT: Eric Mangan, media@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	May 28, 2022	May 29, 2021

Net sales	$1,463,418	$1,953,812

Cost of sales	1,114,106	1,320,118

Gross profit	349,312	633,694

Selling, general and administrative expenses	637,508	658,762

Impairments	26,699	9,129

Restructuring and transformation initiative expenses	24,263	33,686

Loss on sale of businesses	—	3,989

Operating loss	(339,158)	(71,872)

Interest expense, net	16,448	16,000

Loss on extinguishment of debt	—	265

Loss before provision (benefit) for income taxes	(355,606)	(88,137)

Provision (benefit) for income taxes	2,060	(37,263)

Net loss	$(357,666)	$(50,874)

Net loss per share - Basic	$(4.49)	$(0.48)
Net loss per share - Diluted	$(4.49)	$(0.48)

Weighted average shares outstanding - Basic	79,611	106,772
Weighted average shares outstanding - Diluted	79,611	106,772

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s first quarter conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including comparisons of year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies. As such, the Company does not recommend the sole use of these non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its Fiscal 2022 first quarter. In order for investors to be able to more readily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2021 period in the reconciliation tables below. The Company is not providing a reconciliation of its guidance with respect to Adjusted EBITDA because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended May 28, 2022
		Excluding

	Reported	Loss on Sale of Businesses	Loss on extinguishment of debt	Restructuring and Transformation Expenses	Impairments charges	Total income tax impact	Total Impact	Adjusted
Gross Profit	$349,312	$—	$—	$(1,167)	$—	$—	$(1,167)	$348,145
Gross margin	23.9%	—%	—%	(0.1)%	—%	—%	(0.1)%	23.8%

Restructuring and transformation initiative expenses	24,263	—	—	(24,263)	—	—	(24,263)	—
(Loss) earnings before provision (benefit) for income taxes	(355,606)	—	—	23,096	26,699	—	49,795	(305,811)

Provision (benefit) for income taxes	2,060	—	—	—	—	(82,636)	(82,636)	(80,576)
Effective tax rate	(0.6)%					26.9%	26.9%	26.3%
Net (loss) income	$(357,666)	$—	$—	$23,096	$26,699	$82,636	$132,431	$(225,235)

Net loss per share - Diluted	$(4.49)						$1.66	$(2.83)

Weighted average shares outstanding- Basic	79,611						79,611	79,611
Weighted average shares outstanding- Diluted	79,611 (1)						79,611	79,611

Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
Net (loss) income	$(357,666)	$—	$—	$23,096	$26,699	$82,636	$132,431	$(225,235)
Depreciation and amortization	71,103	—	—	(5,275)	—	—	(5,275)	65,828
Interest expense	16,448	—	—	—	—	—	—	16,448
Provision (benefit) for income taxes	2,060	—	—	—	—	(82,636)	(82,636)	(80,576)
EBITDA	$(268,055)	$—	$—	$17,821	$26,699	$—	$44,520	$(223,535)
EBITDA as % of net sales								(15.3)%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

	Three Months Ended May 29, 2021
		Excluding

	Reported	Loss on Sale of Businesses	Loss on extinguishment of debt	Restructuring and Transformation Expenses	Impairment charges	Total income tax impact	Total Impact	Adjusted
Gross Profit	$633,694	$—	$—	$47,344	$—	$—	$47,344	$681,038
Gross margin	32.4%	—%	—%	2.4%	—%	—%	2.4%	34.9%

Restructuring and transformation initiative expenses	33,686	—	—	(33,686)	—	—	(33,686)	—
(Loss) earnings before (benefit) provision for income taxes	(88,137)	3,989	265	81,030	9,129	—	94,413	6,276

(Benefit) provision for income taxes	(37,263)	—	—	—	—	38,614	38,614	1,351
Effective tax rate	42.3%					(20.8)%	(20.8)%	21.5%
Net (loss) income	$(50,874)	$3,989	$265	$81,030	$9,129	$(38,614)	$55,799	$4,925

Net (loss) earnings per share - Diluted	$(0.48)						$0.53	$0.05

Weighted average shares outstanding- Basic	106,772						106,772	106,772
Weighted average shares outstanding- Diluted	106,772 (1)						106,772	109,029

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$(50,874)	$3,989	$265	$81,030	$9,129	$(38,614)	$55,799	$4,925
Depreciation and amortization	68,278	—	—	(4,484)	—	—	(4,484)	63,794
Loss on extinguishment of debt	265	—	(265)	—	—	—	(265)	—
Interest expense	16,000	—	—	—	—	—	—	16,000
(Benefit) provision for income taxes	(37,263)	—	—	—	—	38,614	38,614	1,351
EBITDA	$(3,594)	$3,989	$—	$76,546	$9,129	$—	$89,664	$86,070
EBITDA as % of net sales								4.4%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	May 28, 2022	February 26, 2022	May 29, 2021
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$107,543	$439,496	$1,097,267
Short term investment securities	—	—	29,997
Merchandise inventories	1,759,586	1,725,410	1,563,602
Prepaid expenses and other current assets	190,179	198,248	515,993
Total current assets	2,057,308	2,363,154	3,206,859
Long term investment securities	18,983	19,212	19,458
Property and equipment, net	1,119,247	1,027,387	929,335
Operating lease assets	1,597,461	1,562,857	1,584,144
Other assets	156,103	157,962	313,493
Total Assets	$4,949,102	$5,130,572	$6,053,289
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$816,578	$872,445	$889,883
Accrued expenses and other current liabilities	549,754	529,371	506,674
Merchandise credit and gift card liabilities	325,232	326,465	309,576
Current operating lease liabilities	334,891	346,506	347,365
Total current liabilities	2,026,455	2,074,787	2,053,498
Other liabilities	111,085	102,438	78,353
Operating lease liabilities	1,561,870	1,508,002	1,529,173
Income taxes payable	90,120	91,424	102,905
Long term debt	1,379,870	1,179,776	1,182,566
Total liabilities	5,169,400	4,956,427	4,946,495
Shareholders’ (deficit) equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 344,621, 344,146 and 343,570, respectively; outstanding 79,958, 81,979 and 104,513 shares, respectively	3,446	3,441	3,435
Additional paid-in capital	2,243,378	2,235,894	2,208,052
Retained earnings	9,308,530	9,666,091	10,174,656
Treasury stock, at cost; 264,663, 262,167 and 239,057 shares, respectively	(11,728,295)	(11,685,267)	(11,234,529)
Accumulated other comprehensive loss	(47,357)	(46,014)	(44,820)
Total shareholders’ (deficit) equity	(220,298)	174,145	1,106,794
Total liabilities and shareholders’ (deficit) equity	$4,949,102	$5,130,572	$6,053,289

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	May 28, 2022	May 29, 2021
Cash Flows from Operating Activities:
Net loss	$(357,666)	$(50,874)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	71,103	68,278
Impairments	26,699	9,129
Stock-based compensation	7,123	7,918
Deferred income taxes	(2,299)	(22,135)
Loss on sale of businesses	—	3,989
Loss on debt extinguishment	—	265
Other	590	(2,197)
(Increase) decrease in assets:
Merchandise inventories	(34,757)	113,366
Other current assets	7,971	78,544
Other assets	(106)	68
(Decrease) increase in liabilities:
Accounts payable	(47,597)	(102,201)
Accrued expenses and other current liabilities	(38,038)	(129,327)
Merchandise credit and gift card liabilities	(1,176)	(3,421)
Income taxes payable	(1,304)	277
Operating lease assets and liabilities, net	(13,096)	3,125
Other liabilities	(998)	(3,545)
Net cash used in operating activities	(383,551)	(28,741)

Cash Flows from Investing Activities:
Purchases of held-to-maturity investment securities	—	(29,997)
Capital expenditures	(104,852)	(73,521)
Net cash used in investing activities	(104,852)	(103,518)

Cash Flows from Financing Activities:
Borrowing of long-term debt	200,000	—
Repayments of long-term debt	—	(8,173)
Repurchase of common stock, including fees	(43,028)	(138,695)
Payment of dividends	(271)	(560)
Net cash provided by (used in) financing activities	156,701	(147,428)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(251)	6,117

Net decrease in cash, cash equivalents and restricted cash	(331,953)	(273,570)

Cash, cash equivalents and restricted cash:
Beginning of period	470,884	1,407,224
End of period	$138,931	$1,133,654